Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-258562 and 333-210532 on Form S-3 of American Finance Trust, Inc. of our report dated January 4, 2022, relating to the Combined Statement of Revenues and Certain Expenses of the portfolio of 81 properties (the “CIM Portfolio”) and related notes appearing in this Current Report on Form 8-K dated January 4, 2022.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

January 4, 2022